Exhibit (d)(E)

DIRECTOR INDEMNIFICATION AGREEMENT

This DIRECTOR INDEMNIFICATION AGREEMENT (the “Agreement”), is made and entered into as of this __ day of [ ], 20[ ] _______, by and among Nomad Foods Limited, a company organized and existing under the laws of the British Virgin Islands (the “Company”), and __________________ (“Indemnitee”).

WHEREAS, it is essential to the Company that it be able to retain and attract as directors the most capable individuals available;

WHEREAS, increased corporate litigation has subjected directors to litigation risks and expenses, and the limitations on the availability and terms and conditions of directors and officers liability insurance have made it increasingly difficult for the Company to attract and retain such individuals;

WHEREAS, the Company’s (i) Articles of Association (as amended or amended and restated from time to time, the “Articles”, and together with the Memorandum of Association (as amended or amended and restated from time to time), the “Constituent Documents”) and (ii) existing Letter of Appointment between the Company and, to the extent applicable, the Indemnitee (the “Letter of Appointment”) provide for the indemnification of and advancement of expenses to the Company’s directors under certain circumstances;

WHEREAS, under the BVI Business Companies Act, 2004 (the “Companies Act”), the Constituent Documents are not exclusive and the Company is permitted to enter into indemnification and advancement agreements with its directors;

WHEREAS, the Company desires that this Agreement will supersede the Letter of Appointment;

WHEREAS, the Company maintains, and will continue to attempt to maintain, directors and officers liability insurance to protect the Company’s directors from certain liabilities;

WHEREAS, the Indemnitee currently serves (or may in the future serve) as a director of the Company;

WHEREAS, to promote the Company’s ability to attract and retain qualified individuals to serve as directors of the Company, the Company desires to replace the indemnification obligations contained in the Letter of Appointment and provide Indemnitee with the contractual rights to indemnification and advancement of expenses set forth herein (regardless, among other things, of any change in the ownership of the Company or the composition of its Board of Directors); and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in serving (or agreeing to serve) in Indemnitee’s position as a director of the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1. Definitions.

(a) “Board of Directors” shall mean the Board of Directors of the Company.

(b) “Change in Control” shall mean (i) any merger, consolidation, share exchange or business combination involving the Company or any of its subsidiary Entities, (ii) a sale, lease, exchange, transfer or other disposition in a single transaction or a series of related transactions, of fifteen percent (15%) or more of the assets of the Company and its subsidiary Entities, taken as a whole, (iii) any issuance, purchase or sale of shares of capital stock or other securities representing fifteen percent (15%) or more of the voting power of the capital stock of the Company or any of its subsidiary Entities, including, without limitation, by way of tender or exchange offer, in a single transaction or a series of related transactions, (iv) any liquidation, dissolution or winding up of the Company, or (v) any change in the composition of a majority of the Board of Directors in a single transaction or a series of related transactions, unless, in each case, such transaction described in subsections (i) - (v) hereof was adopted and approved by the members of the Board of Directors (or new or additional members of the Board of Directors nominated or approved by such directors) in office at the time of the adoption of this Agreement by the Company.

(c) “Corporate Status” describes the status of a person who is serving or has served (i) as a director or officer of the Company, (ii) in any capacity or service with respect to any employee benefit plan of the Company or any one or more of its subsidiary Entities, or (iii) as a director, officer, member, manager, partner, trustee, employee, or agent of any other Entity at the request of the Company.

(d) “Disinterested Directors” shall mean the directors of the Company who are not and were not parties to the Proceeding in respect of which indemnification is sought by Indemnitee hereunder.

(e) “Entity” shall mean any corporation, partnership (including, without limitation, any general, limited or limited liability partnership), joint venture, trust, enterprise, non-profit entity, limited liability company, trust, foundation, association, organization or other legal entity.

(f) “Expenses” shall mean all fees, costs and expenses reasonably incurred in connection with any Proceeding (as defined below) or any claim, issue or matter involved in any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers (including, without limitation, any such fees, disbursements and retainers incurred by Indemnitee pursuant to Sections 9 and 11 of this Agreement), fees, costs, expenses and disbursements of experts or expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, travel expenses (including, without limitation, those of experts or expert witnesses, private investigators and professional advisors), duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses.

(g) “Independent Counsel” shall mean shall mean a law firm, or a member of a law firm, that is of outstanding reputation, experienced in matters of corporation law and neither is as of the date of selection of such firm, nor has been during the period of three (3) years immediately preceding the date of selection of such firm, retained to represent: (a) the Company or Indemnitee in any material matter (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any law firm, or member of a law firm, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, and Liabilities arising out of or relating to this Agreement or its engagement pursuant hereto. For purposes of this definition, a “material matter” shall mean any matter for which billings exceeded or are expected to exceed $100,000.

(h) “Liabilities” shall mean liabilities, judgments, damages, losses, penalties, excise taxes, fines and amounts paid in settlement.

(i) “Proceeding” shall mean any threatened, pending or completed claim, action, suit, proceeding, litigation, arbitration, mediation, alternate dispute resolution process, investigation, administrative hearing, or appeal, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, including, without limitation, a Proceeding initiated by Indemnitee pursuant to Section 11 of this Agreement to enforce Indemnitee’s rights hereunder.

2. Services of Indemnitee. In consideration of the Company’s covenants and obligations hereunder, Indemnitee agrees to serve as a director (and, in certain instances, an officer) of the Company. This Agreement, however, shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

3. Agreement to Indemnify and Hold Harmless. Subject to the exceptions contained in Section 4 below, if Indemnitee was or is a party to, or was or is threatened to be made a party to, or was or is otherwise involved (as a deponent, witness or otherwise) in, any Proceeding or any claim, issue or matter involved in any Proceeding by reason of Indemnitee’s Corporate Status, Indemnitee shall, to the fullest extent permitted by applicable law, be indemnified and held harmless by the Company against all Expenses and Liabilities actually and reasonably incurred or paid by or on behalf of Indemnitee in connection with such Proceeding or such claim, issue or matter (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities,” respectively, and collectively as “Indemnifiable Amounts”).

4. Exceptions to Indemnification. Indemnitee shall be entitled to the indemnification provided in Section 3 above in all circumstances other than the following:

(a) If indemnification is sought by Indemnitee under Section 3 above and it has been adjudicated finally by a court of competent jurisdiction evidenced by a final nonappealable order that, in connection with any Proceeding or any claim, issue or matter involved in any Proceeding out of which the claim for indemnification hereunder has arisen, (i) Indemnitee failed to act honestly and in good faith and in what manner Indemnitee reasonably believed to be in the best interests of the Company, or (ii) with respect to any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful, Indemnitee shall not be entitled to indemnification of Indemnifiable Amounts hereunder with respect to such Proceeding or such claim, issue or matter, as applicable;

(b) If indemnification is sought by Indemnitee under Section 3 above and it has been adjudicated finally by a court of competent jurisdiction evidenced by a final nonappealable order that Indemnitee is liable to the Company with respect to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee’s Corporate Status or any claim, issue or matter involved in any such Proceeding out of which the claim for indemnification hereunder has arisen, Indemnitee shall not be entitled to Indemnifiable Expenses hereunder with respect to such Proceeding or such claim, issue or matter, as applicable, unless a court of competent jurisdiction or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Indemnifiable Expenses which such court shall deem proper; and

(c) If indemnification is sought by Indemnitee under Section 3 above and the Company reasonably determines that indemnification of Indemnitee would violate the securities laws of the United States.

For purposes of this Section 4, including, without limitation and to the fullest extent permitted by law, the court adjudication contemplated hereby, Indemnitee shall be deemed to have acted honestly and in good faith and in what manner Indemnitee reasonably believed to be in the best interests of the Company (which shall include, without limitation, acts in the best interests of the Company’s shareholders), or with respect to any criminal Proceeding, without reasonable cause to believe that Indemnitee’s conduct was unlawful, if Indemnitee’s act or omission is based, in good faith, upon (i) the register of members and upon books, records, financial statements and other information prepared or supplied, and on professional or expert advice given, by any (A) employee of the Company whom Indemnitee believes on reasonable grounds to be reliable and competent in relation to the matters concerned, (B) professional or advisor in relation to matters which Indemnitee believes on reasonable grounds to be within the person’s professional or expert competence, and (C) other director, or committee of directors upon which Indemnitee did not serve, in relation to matters within the director’s or committee’s designated authority and/or, (ii) such information, opinions, reports or statements presented to the Company or the Board of Directors by any of the Company’s officers, employees, directors, committees of the Board of Directors, legal counsel, professional advisors, experts or any other person as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, and/or (iii) such information, opinions, reports or statements presented to an Entity for which Indemnitee has Corporate Status or such Entity’s officers, employees, directors, committees of such Entity’s Board of Directors, legal counsel, professional advisors, experts or any other person as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of such Entity.

5. Procedure for Indemnification of Indemnifiable Amounts.

(a) Indemnitee shall, following the final adjudication by a court of competent jurisdiction evidenced by a final nonappealable order, submit to the Company a written claim specifying the Indemnifiable Amounts for which Indemnitee seeks indemnification under Section 3 of this Agreement and the basis for such claim. At the reasonable request of the Company, Indemnitee shall furnish such documentation and information as are reasonably available to Indemnitee and necessary to establish that Indemnitee is entitled to indemnification hereunder, and the Company shall pay any fees, costs and expenses, including without limitation, reasonable attorneys’ fees, disbursements and retainers, actually and reasonably incurred by Indemnitee in furnishing such documentation and information.

(b) Upon submission of a written claim for indemnification (but not for advancement of Expenses for which no determination is required) pursuant to the first sentence of Section 5(a) above, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (a) if a Change in Control shall have occurred, by Independent Counsel in a written opinion directed to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (b) if a Change in Control shall not have occurred, (i) by a majority vote of the Disinterested Directors (provided there is a minimum of three (3) Disinterested Directors), even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors (provided there is a minimum of three (3) Disinterested Directors), even though less than a quorum of the Board of Directors, or (iii) if there are less than three (3) Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion directed to the Board of Directors, a copy of which shall be delivered to Indemnitee. Indemnitee shall cooperate with the Entity or individual(s) making such determination with respect to Indemnitee’s entitlement to indemnification, including, without limitation, providing to such Entity or individual(s) upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination; provided, that nothing contained in this Agreement shall require Indemnitee to waive any privilege Indemnitee may have under applicable law. Any fees, costs and expenses, including without limitation, reasonable attorneys’ fees, disbursements and retainers, incurred by Indemnitee in so cooperating with the Entity or individual(s) making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant Section 5(b) above, the Independent Counsel shall be selected as provided in this Section 5(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected within ten (10) calendar days after the Company’s receipt of a written claim for indemnification pursuant to the first sentence of Section 5(a) above. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected within ten (10) calendar days after the Company’s receipt of a written claim for indemnification pursuant to the first sentence of Section 5(a). In either event, Indemnitee or the Company, as the case may be, may, within ten (10) calendar days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 above, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the law firm or the member of a law firm so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction or arbitrator (selected as provided below) has determined that such objection is without merit. If, within twenty (20) calendar days after the Company’s receipt of a written claim for indemnification pursuant to the first sentence of Section 5(a) above, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may seek arbitration for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a law firm or a member of a law firm selected by the arbitrator or by such other law firm or a member of a law firm as the arbitrator shall designate, and the law firm or the member of a law firm with respect to whom all objections are so resolved or the law firm or the member of a law firm so appointed shall act as Independent Counsel under this Section 5. The laws of the British Virgin Islands, without giving effect to the provisions thereof relating to conflicts of law, shall apply to any such arbitration. The award rendered by such arbitration shall, to the fullest extent permitted by law, be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court of competent jurisdiction. Upon the due commencement of any judicial proceeding pursuant to Section 11 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d) Subject to Section 4 above, the Company shall pay such Indemnifiable Amounts to Indemnitee within thirty (30) calendar days after receipt of such written claim.

6. Indemnification for Expenses of a Participant. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a participant (as a deponent, witness or otherwise) in any Proceeding to which Indemnitee was or is not a party or was or is not threatened to be made a party, the Indemnitee shall be indemnified as provided in Section 3 of this Agreement.

7. Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

(a) Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee was or is, by reason of Indemnitee’s Corporate Status, a party to and was or is successful, on the merits or otherwise, as to any Proceeding or any claim, issue or matter involved in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred with respect to such Proceeding or such claim, issue or matter, as applicable. In furtherance and not in limitation of the foregoing, and by way of further explanation, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters involved in such Proceeding, the Company shall indemnify Indemnitee against all Expenses with respect to each successfully resolved claim, issue or matter.

(b) For purposes of this Section 7, “successful” shall, to the fullest extent permitted by law, include, but not be limited to, (i) a termination, withdrawal or dismissal (with or without prejudice) of any Proceeding or any claim, issue or matter involved in any Proceeding, without any express finding of liability or guilt against Indemnitee, (ii) the expiration of one hundred twenty (120) days after the making of any claim or threat of any Proceeding without the institution of same and without the entering into of any settlement or compromise with respect to such claim or threat, or (iii) the entering into of any settlement or compromise with respect to any Proceeding or any claim, issue or matter involved in any Proceeding pursuant to which Indemnitee is obligated to pay or is found liable for an amount less than $50,000.

8. Effect of Certain Resolutions; Waiver of Right of Contribution Against Indemnitee. Neither the termination of any Proceeding or any claim, issue or matter involved in any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contedere or its equivalent, nor the failure of the Company to award indemnification or to determine that indemnification is payable, shall create a presumption that Indemnitee is not entitled to indemnification hereunder. The Company hereby waives, to the fullest extent permitted by law, any right of contribution that it may have against Indemnitee with respect to any Proceeding or any claim, issue or matter involved in any Proceeding in which the Company and Indemnitee are jointly liable.

9. Agreement to Advance Expenses; Conditions. The Company shall pay to Indemnitee, all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding or any claim, issue or matter involved in any Proceeding, including, without limitation, a Proceeding by or in the right of the Company and a Proceeding to enforce indemnification and advancement rights under this Agreement, in advance of the final disposition of such Proceeding or such claim, issue or matter, if Indemnitee furnishes the Company with a written undertaking to repay the amount of such Expenses advanced to Indemnitee if it is finally determined by a court of competent jurisdiction evidenced by a final nonappealable order that Indemnitee is not entitled under this Agreement to indemnification with respect to such Expenses. To the fullest extent permitted by applicable law, such undertaking shall be an unlimited general obligation of Indemnitee, shall be accepted by the Company without regard to the financial ability of Indemnitee to make repayment, and shall in no event be required to be secured.

10. Procedure for Advancement of Expenses. Indemnitee shall submit to the Company a written claim specifying the Expenses for which Indemnitee seeks advancement under Section 9 of this Agreement, and the basis for such claim, together with documentation evidencing that Indemnitee has actually and reasonably incurred such Expenses. The Company shall advance such Expenses to Indemnitee or on behalf of Indemnitee within thirty (30) calendar days after receipt of such written claim and documentation.

11. Remedies of Indemnitee.

(a) Right to Petition Court. In the event that Indemnitee submits to the Company a written claim for indemnification of Indemnifiable Amounts under Sections 3 and 5 above or submits to the Company a written claim for advancement of Expenses under Sections 9 and 10 above, and the Company fails to make such indemnification or advancement, as applicable, pursuant to the terms of this Agreement, Indemnitee may petition a court of competent jurisdiction to enforce the Company’s obligations under this Agreement.

(b) Burden of Proof. In any judicial proceeding brought under Section 11(a) above, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification of Indemnifiable Amounts or advancement of Expenses, as applicable, hereunder.

(c) Expenses. The Company agrees to reimburse Indemnitee in full for any Expenses actually and reasonably incurred by Indemnitee in connection with investigating, preparing for, litigating, defending, prosecuting or settling any judicial proceeding brought by Indemnitee under Section 11(a) above, except where such judicial proceeding or any claim, issue or matter involved therein is adjudicated finally by a court of competent jurisdiction evidenced by a final nonappealable order in favor of the Company.

(d) Validity of Agreement. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 11(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in such court that the Company is bound by all the provisions of this Agreement.

(e) Failure to Act Not a Defense. The failure of the Company (including, without limitation, the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the indemnification of Indemnifiable Amounts, nor an actual determination by the Company (including, without limitation, the Board of Directors or any committee thereof, independent legal counsel or stockholders) concerning the permissibility of the indemnification of Indemnifiable Amounts, shall not be a defense in any action brought under Section 11(a) above, and shall not create a presumption that such indemnification is not permissible hereunder.

12. Notice By Indemnitee; Defense of the Underlying Proceeding.

(a) Notice by Indemnitee. Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or any claim, issue or matter involved in any Proceeding which may result in the indemnification of Indemnifiable Amounts or the advancement of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to receive indemnification of Indemnifiable Amounts or advancement of Expenses hereunder, except to the extent the Company’s ability to defend in such Proceeding or such claim, issue or matter is materially prejudiced thereby.

(b) Defense by Company. Subject to the provisions of the last sentence of this Section 12(b) and of Section 12(c) below, the Company shall have the right to defend Indemnitee in any Proceeding or any claim, issue or matter involved in any Proceeding which may give rise to the indemnification of Indemnifiable Amounts hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within ten (10) calendar days of the Company’s receipt of notice of any such Proceeding or such claim, issue or matter under Section 12(a) above. The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding or such claim, issue or matter, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 12(b) shall not apply to a Proceeding or any claim, issue or matter involved in a Proceeding brought by Indemnitee under Section 11(a) above or pursuant to Section 20 below.

(c) Indemnitee’s Right to Counsel. Notwithstanding the provisions of Section 12(b) above, (i) if in a Proceeding or a claim, issue or matter involved in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (A) Indemnitee reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which are inconsistent with the position of other defendants in such Proceeding or such claim, issue or matter, as applicable, or (B) a conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (ii) if the Company fails to assume the defense of such Proceeding or such claim, issue or matter in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel, which shall represent other persons’ similarly situated, of Indemnitee’s and such other persons’ choice and reasonably acceptable to the Company at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other Entity or individual takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding or any claim, issue or matter involved in any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, except with respect to any Proceeding or any claim, issue or matter involved in any Proceeding that is resolved in favor of the Company, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, at the expense of the Company, to represent Indemnitee in connection with any such matter.

(d) Consent to Judgment or Settlement or Compromise by Indemnitee. Indemnitee shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment against Indemnitee or consent to or enter into any settlement or compromise with respect to any Proceeding or any claim, issue or matter involved in any Proceeding with respect to which the Company may have indemnification or advancements obligations to Indemnitee hereunder. The Company shall have no obligation to indemnify Indemnitee under this Agreement with respect to any Proceeding or any claim, issue or matter involved in any Proceeding for which a judgment, settlement or compromise is consented to or entered into by Indemnitee without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

13. Representations and Warranties of the Company. The Company hereby represents and warrants to Indemnitee as follows:

(a) Authority. The Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement has been duly authorized by the Company.

(b) Enforceability. This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or equitable principles.

14. Insurance. The Company shall, to the maximum extent available, cover Indemnitee under any insurance policy secured for the directors and/or officers of the Company or other Entity for which Indemnitee has Corporate Status. The terms of such insurance policy or policies shall, without limitation, be on terms no less advantageous than the terms provided to other members of the board of directors of the Company from time to time, and shall in any event include full cover, on terms no less advantageous than are provided to the current and former directors from time to time, for a period of at least six years after the date on which Indemnitee ceases to be a director of the Company, irrespective of the reason for or means of such termination.

15. Contract Rights Not Exclusive. The rights to indemnification of Indemnifiable Amounts and advancement of Expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law or the Constituent Documents, or any other agreement, vote of stockholders or directors (or a committee of directors), or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity as a result of Indemnitee’s serving as a director and/or officer of the Company.

16. Successors. This Agreement shall be (a) binding upon all successors and assigns of the Company (including, without limitation, to the fullest extent permitted by law, any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee. To the fullest extent permitted by applicable law, the Company shall cause any successor to the business, stock and/or assets of the Company (whether by operation of law or otherwise) to assume and agree to perform this Agreement in the same manner as if no such succession had taken place. This Agreement shall continue for the benefit of Indemnitee and the heirs, personal representatives, executors and administrators of Indemnitee after Indemnitee has ceased to have Corporate Status.

17. Other Sources; Subrogation. The Company’s obligation to indemnify Indemnifiable Amounts or advance Expenses to Indemnitee, if any, hereunder shall be reduced by the amount Indemnitee may receive, as indemnification or advancement of expense from any other Entities or individuals or any insurance policy. In the event of any indemnification of Indemnifiable Amounts or advancement of Expenses by the Company under this Agreement, the Company shall, to the fullest extent permitted by law, be subrogated to the extent of such indemnification or advancement to all of the rights of contribution or recovery of Indemnitee against other Entities or individuals and have a right of contribution against such other Entities or individuals, and, in furtherance thereof, Indemnitee shall take, at the request of the Company, all reasonable action necessary to secure such rights, including, without limitation, securing the execution and delivery by such other Entities or individuals of an agreement as to the division of indemnification and advancement liabilities as between such other Entities or individuals and the Company, in a manner reasonably acceptable to the Company prior to the payment by the Company of any such Indemnifiable Amounts or Expenses and/or the execution and delivery of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.

18. Governing Law; Change in Law; Jurisdiction. This Agreement shall be governed by and construed and enforced under the laws of the British Virgin Islands, without giving effect to the provisions thereof relating to conflicts of law. To the fullest extent permitted by applicable law, the parties hereto (i) irrevocably submit to the personal jurisdiction of the courts of the British Virgin Islands, and (ii) waive any claim of improper venue or any claim that the courts of the British Virgin Islands is an inconvenient forum. To the fullest extent permitted by applicable law, the parties hereby agree that the mailing of process and other papers in connection with any such proceeding in the manner provided in Section 22 below or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

20. Indemnitee as Plaintiff. Except as provided in Section 11 of this Agreement and in the next sentence, Indemnitee shall not be entitled to indemnification of Indemnifiable Amounts or advancement of Expenses with respect to any Proceeding or any claim, issue or matter involved in any Proceeding brought by Indemnitee against the Company, any Entity which the Company controls, or any director or officer of the Company or any such Entity, prior to a Change in Control, unless the commencement of such Proceeding or such claim, issue or matter by Indemnitee was authorized in the specific case by the Board of Directors. This Section 20 shall not apply to (i) affirmative defenses asserted by Indemnitee or any compulsory counterclaims required to be made by Indemnitee in any Proceeding or with respect to any claim, issue or matter involved in any Proceeding brought against Indemnitee, or (ii) any Proceeding or any claim, issue or matter involved in any Proceeding brought by Indemnitee against the Company, any Entity which the Company controls, or any director or officer of the Company or any such Entity, from and after a Change in Control.

21. Modifications and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. Notwithstanding any other provision of this Agreement or any provision of law to the contrary, to the fullest extent permitted by law, no supplement, modification or amendment of this Agreement shall adversely affect any right or protection of Indemnitee in respect of any act or omission occurring prior to the time of such supplement, modification or amendment. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

22. General Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, in each case, to such address as may have been furnished by any party to the other party.

23. Termination. This Agreement shall terminate as of the later of (i) ten (10) years after Indemnitee ceases to serve as a director (and if also serving as an officer, an officer) of the Company, or (ii) one (1) year after the final adjudication by a court of competent jurisdiction evidenced by a final non-appealable order with respect to any Proceeding or any claim, issue or matter involved in any Proceeding in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Director Indemnification Agreement as of the date first above written.

THE COMPANY:

NOMAD FOODS LIMITED

Name:
Title:

INDEMNITEE:

[Signature Page to Director Indemnification Agreement]